Exhibit 10.2

Amendment to the 2016 Share Incentive Plan

This Amendment to the 2016 Share Incentive Plan (the “2016 Plan”) of New Oriental Education & Technology Group Inc. (the “Company”) is effective as of January 27, 2025.

1.	Pursuant to the written resolutions passed by the board of directors of the Company dated January 26, 2025, the 2016 Plan is hereby amended by:

(a)	replacing Section 3(a) entirely with the following:

“Subject to the provisions of Article 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Share Options) is 200,000,000 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued Ordinary Shares.”

(b)	replacing Section 12 entirely with the following:

“Effective Date and Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of fifteen (15) years unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.”

2.

Except as amended hereby, each of the provisions of the 2016 Plan shall remain in full force and effect, and this Amendment shall not constitute a modification, acceptance or waiver of any other provision of the 2016 Plan, except as specifically provided herein.

3.	This Amendment shall be construed in accordance with and governed by the laws of the Cayman Islands.

4.	This Amendment shall be and is hereby incorporated in and forms a part of the 2016 Plan.